AGREEMENT PROTECTING
COMPANY INTERESTS

Employee’s Last Name:	First Name:	Middle Initial:
Keleghan	Kevin	T.

In order for APAC Customer Services, Inc. (hereinafter referred to as the “Company”) to maintain a competitive edge, the Company must protect its confidential information and customer relationships.

Therefore, as a condition of employment with the Company, I agree as follows:

1. DEFINITIONS

“Confidential Information” means information (i) disclosed to or known by me as a consequence of my employment with the Company, (ii) not generally known to others outside the Company, and (iii) which relates to the Company’s marketing, sales, finances, operations, business processes and methodologies, techniques, devices, software programs, projections, strategies and plans, personnel information, and client information, including client needs, contacts, particular projects, particularized needs and preferences and contract cycles.

2. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

I will not disclose or use any Confidential Information for the benefit of myself or another, unless directed or authorized in writing by the Company to do so, until such time as the information becomes known to the public through no fault of mine.

3. COMPANY PROPERTY

All documents and other tangible property relating in any way to the business of the Company are the exclusive property of the Company (even if I authored or created them). All business processes, methodologies and techniques created during my employment (even if I authored or created them) are similarly the property of the Company. I agree to return all such documents and tangible property to the Company upon termination of employment or at such earlier time as the Company may request.

4. NON-SOLICITATION OF CLIENTS

During my employment with the Company and for two (2) years after termination of employment with the Company for any reason, I shall not solicit, induce or attempt to induce any client of the Company over which I had direct contact, direct supervisory responsibility, or access to confidential information, to: (a) stop doing business with or through the Company, or (b) do business with any other person, firm, partnership, corporation or other entity that provides products or services materially similar to those provided by the Company.

5. NON-SOLICITATION OF EMPLOYEES

For two (2) years following termination of my employment with the Company for any reason, I shall not, directly or indirectly, induce or attempt to induce any employee of the Company to terminate his/her employment with the Company, nor will I hire or assist in the hiring of any such employee by any firm or entity of which I am an employee, owner, partner or consultant.

6. NON-COMPETITION COVENANT

During my employment with the Company and for two (2) years after termination of my employment with the Company for any reason, I shall not own, manage, operate, control or participate in the ownership, management, operation or control of or be connected as an officer, employee, partner, director, consultant or providing services otherwise with, or have any financial interest in, any competitive call-center outsourced business services business (including, without limitation, inbound, outbound and interactive telephone and web based services) or any other business that competes with any business of the Company on the date of termination of my employment (or so competes at any time after the date of termination of my employment in which at the time of such termination the Company is then taking substantive steps to enter such business; a “New Business”) in any geographic area or market in which the Company does business, because to do so would inevitably involve the use or disclosure by me of Company trade secrets and other Confidential Information. Notwithstanding the foregoing provisions of this Section 6, but not limiting my obligations under any other provision of this Agreement, it shall not be a breach of this Section 6 as a result of my (a) being engaged by any company or business which competes with the business of the Company as long as I do not provide more than a de minimis amount of services in respect of a business which competes with the Company and do not have more than a de minimis amount of direct or indirect managerial or oversight responsibility or authority for such business, (b) investing (without providing any services) in up to 2% of the stock of any company whose stock is listed on a national securities exchange, or (c) being engaged by any company or business which competes with the business of the Company on the date of termination of my employment (provided, however, in the case of any New Business, commencing at any time from the date of termination until the first anniversary of the date of termination of my employment) so long as the business in which I am so engaged and which is competitive with the business of the Company constitutes no more than a de minimis amount of the revenue of the Company.

7. SEVERABILITY/MODIFICATION

If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be over broad as written, that provision should be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

8. GOVERNING LAW

This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Illinois. I agree to submit to the personal jurisdiction of any state court in Lake County, Illinois or federal court in Illinois, and consent to service of process in connection with any action arising out of this Agreement.

9. ASSIGNMENT

The Company may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between me and the Company or between me and any successor or assigns of the Company.

10. NO EFFECT ON TERM OF EMPLOYMENT

Nothing in this Agreement prevents or limits my right to terminate my employment at any time for any reason, and nothing in this Agreement prevents or limits the Company from terminating my employment at any time for any reason. I understand and agree that there exist no promises or guarantees of permanent employment or employment for any specified term by the Company.

11. REMEDIES

I agree that irreparable harm would result from my breach or threat to breach this Agreement, and monetary damages would not provide adequate relief. I agree that the Company shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief restraining me from committing or continuing any breach without the Company’s posting a bond. I further agree that I will liable for the amount of reasonable attorney’s fees incurred by the Company in the proceeding if the Company prevails in a proceeding to protect its rights under this Agreement.

12. ENTIRE AGREEMENT

I understand that this Agreement contains the entire agreement and understanding between the Company and me with respect to the provisions contained in this Agreement, and that no representations, promises, agreements, or understandings, written or oral, related thereto which are not contained in this Agreement will be given any force or effect. No change or modification of this Agreement will be valid or binding unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. I further understand that even if the Company waives or fails to enforce any provision of this Agreement in one instance, that will not constitute a waiver of any other provisions of this Agreement at this time, or a waiver of that provision at any other time.

Employee:
/s/ Kevin T. Keleghan Kevin T. Keleghan Date: September 13, 2010
APAC Customer Services, Inc. /s/ Theodore G. Schwartz By: Theodore G. Schwartz Date: September 13, 2010